February 10, 2012

Watson Pharmaceuticals, Inc.
(on behalf of Coventry Acquisition, LLC)
311 Bonnie Circle
Corona, CA 92880
Attention: David A. Buchen,
Executive Vice President, General Counsel,
and Secretary

RE: Second Closing under the March 3, 2010 Purchase and Collaboration Agreement

Dear Mr. Buchen:

I write in reference to Section 7.4 of the Purchase and Collaboration Agreement (the “Agreement”) dated as of March 3, 2010, entered into by and among Columbia Laboratories, Inc., (“Columbia”), Watson Pharmaceuticals, Inc., (“Watson”), and Coventry Acquisition, Inc., a wholly-owned Subsidiary of Watson (“Coventry”). Capitalized terms used and not otherwise defined in this letter shall have the meanings respectively ascribed thereto in the Agreement.
Buyer and Seller desire to effect the Second Closing under the Agreement, but Completion of PTB US Development has not occurred. Pursuant to Sections 7.4 and 11.8 of the Agreement, Buyer and Seller jointly hereby agree to waive Completion of PTB US Development as a condition to the Second Closing Date. Each of Buyer and Seller further agree to immediately consummate the Second Closing on the date hereof by making each of the deliveries required to be made, and taking each of the actions required to be taken, by it under Section 3.3(a) or (b), as applicable.
Buyer and Seller acknowledge and agree that, except for the waiver above, the Agreement remains in full force and effect, as if the conditions waived hereunder had been satisfied in accordance therewith.
Sincerely yours,

/S/ Frank C. Condella, Jr.

Frank C. Condella, Jr.
President and Chief Executive Officer

/S/ David A. Buchen
Accepted and agreed to by
Watson Pharmaceuticals, Inc.
(on behalf of Coventry Acquisition, LLC)

cc     Latham & Watkins LLP
Attention: R. Scott Shean